NEWS RELEASE
January 22, 2018
Contact:
Lance A. Sellers
President and Chief Executive Officer
A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer
828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported fourth quarter and year to date earnings results with highlights as follows:

Fourth quarter highlights:

●
Net earnings were $2.0 million or $0.34 basic and diluted net earnings per share for the three months ended December 31, 2017, as compared to $1.3 million or $0.22 basic and diluted net earnings per share for the same period one year ago.
●
Incurred a $588,000 charge to income tax expense due to the revaluation of deferred taxes as required due to the passing of the Tax Cuts and Jobs Act (“TCJA”) in December, 2017.
●
Prepaid remaining $20.0 million Federal Home Loan Bank (“FHLB”) borrowings with weighted average rate of 4.19%. A prepayment penalty of $508,000, which is included in other non-interest expenses, was incurred as the result of prepaying the remaining $20.0 million in FHLB borrowings.

Year to date highlights:

●
Net earnings were a record $10.3 million or $1.71 basic net earnings per share and $1.69 diluted net earnings per share for the year ended December 31, 2017, as compared to $9.2 million or $1.53 basic net earnings per share and $1.50 diluted net earnings per share for the same period one year ago.
●
Total loans increased $36.0 million to $759.8 million at December 31, 2017, compared to $723.8 million at December 31, 2016.
●
Core deposits were $887.4 million or 97.9% of total deposits at December 31, 2017, compared to $865.4 million or 96.9% of total deposits at December 31, 2016.

Lance A. Sellers, President and Chief Executive Officer, attributed the increase in fourth quarter net earnings to an increase in net interest income and a decrease in non-interest expense, which were partially offset by a decrease in non-interest income during the three months ended December 31, 2017, as compared to the three months ended December 31, 2016, as discussed below. Mr. Sellers also stated that the earnings for the fourth quarter of 2017 and the year ended December 31, 2017 were reduced by the charge to income tax expense of $588,000 due to the revaluation of deferred taxes as required due to the passing of the TCJA in December, 2017. Without this charge to earnings, the Company would have had net earnings totaling $2.6 million and $10.9 million for the quarter and year ended December 31, 2017, respectively.

Net interest income was $10.2 million for the three months ended December 31, 2017, compared to $9.3 million for the three months ended December 31, 2016. The increase in net interest income was primarily due to a $620,000 increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 0.75% increase in the prime rate since December 2016, combined with a $313,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balances of FHLB borrowings during the three months ended December 31, 2017, as compared to the same period one year ago. Net interest income after the provision for loan losses was $10.3 million for the three months ended December 31, 2017, compared to $9.4 million for the three months ended December 31, 2016. The provision for loan losses for the three months ended December 31, 2017 was a credit of $102,000, as compared to a credit of $98,000 for the three months ended December 31, 2016.

Non-interest income was $3.2 million for the three months ended December 31, 2017, compared to $3.7 million for the three months ended December 31, 2016. The decrease in non-interest income is primarily attributable to a $405,000 decrease in gains on the sale of securities during the three months ended December 31, 2017, compared to the same period one year ago.

Non-interest expense was $10.2 million for the three months ended December 31, 2017, compared to $11.8 million for the three months ended December 31, 2016. The decrease in non-interest expense was primarily due to a $1.7 million decrease in other non-interest expense during the three months ended December 31, 2017, as compared to the three months ended December 31, 2016. The decrease in other non-interest expense is primarily due to a $753,000 decrease in FHLB prepayment penalties and a $356,000 decrease in consulting fees during the three months ended December 31, 2017, as compared to the three months ended December 31, 2016.

The Company had income tax expense of $1.3 million for the three months ended December 31, 2017, compared to an income tax benefit of $36,000 for the three months ended December 31, 2016. Income tax expense for the three months ended December 31, 2017 includes $588,000 additional tax expense due to the revaluation of the Company’s deferred tax asset as a result of the TCJA, which reduced the Company’s federal corporate tax rate from 34% to 21% effective January 1, 2018. The Company’s revaluation of its deferred tax asset is subject to further refinement as additional information becomes available and further analysis is completed in connection with the preparation of the Company’s audited financial statements. The Company does not anticipate future cash expenditures as a result of the reduction to the deferred tax asset. The income tax benefit for the three months ended December 31, 2016 was primarily due to a reduction in taxable income due to FHLB prepayment penalties incurred during the fourth quarter of 2016.

Year-to-date net earnings as of December 31, 2017 were $10.3 million or $1.71 basic net earnings per share and $1.69 diluted net earnings per share, as compared to $9.2 million or $1.53 basic net earnings per share and $1.50 diluted net earnings per share for the same period one year ago. The increase in year-to-date net earnings is primarily attributable to an increase in net interest income and a decrease in non-interest expense, which were partially offset by a decrease in non-interest income and a decrease in the credit to the provision for loan losses, as discussed below.

Year-to-date net interest income as of December 31, 2017 was $39.6 million compared to $36.5 million for the same period one year ago. The increase in net interest income was primarily due to a $2.1 million increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 0.75% increase in the prime rate since December 2016, combined with a $894,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balances of FHLB borrowings during the year ended December 31, 2017, as compared to the same period one year ago. Net interest income after the provision for loan losses was $40.1 million for the year ended December 31, 2017, compared to $37.7 million for the same period one year ago. The provision for loan losses for the year ended December 31, 2017 was a credit of $507,000, as compared to a credit of $1.2 million for the year ended December 31, 2016. The decrease in the credit to the provision for loan losses is primarily attributable to a $36.0 million increase in loans from December 31, 2016 to December 31, 2017.

Non-interest income was $12.8 million for the year ended December 31, 2017, compared to $14.0 million for the year ended December 31, 2016. The decrease in non-interest income is primarily attributable to a $729,000 decrease in gains on the sale of securities, a $341,000 decrease in service charges and fees and a $238,000 decrease in mortgage banking income during the year ended December 31, 2017, as compared to the year ended December 31, 2016.

Non-interest expense was $38.7 million for the year ended December 31, 2017, as compared to $40.0 million for the year ended December 31, 2016. The decrease in non-interest expense was primarily due to a $2.1 million decrease in other non-interest expense, which was partially offset by a $794,000 increase in salaries and benefits expense during the year ended December 31, 2017, as compared to the year ended December 31, 2016. The decrease in other non-interest expense is primarily due to a $753,000 decrease in FHLB prepayment penalties and a $1.5 million decrease in consulting fees during the year ended December 31, 2017, as compared to the year ended December 31, 2016.  The decrease in consulting fees was a result of the termination of the Consent Order, which was issued in August of 2015 and terminated effective August 31, 2017, and the increase in salaries and benefits expense is primarily due to an increase in the number of full-time equivalent employees, annual salary increases and an increase in expenses associated with restricted stock units due to an increase in the Company’s stock price.

Income tax expense was $4.0 million and $2.6 million for the year ended December 31, 2017 and 2016, respectively. This represented an effective tax rate of 28% and 22% for the respective periods. The increase in the effective tax rate is primarily due to $588,000 additional tax expense incurred during the fourth quarter of 2017 due to the revaluation of the Company’s deferred tax asset as a result of the TCJA, which reduced the Company’s federal corporate tax rate from 34% to 21% effective January 1, 2018. The Company’s revaluation of its deferred tax asset is subject to further refinement as additional information becomes available and further analysis is completed in connection with the preparation of the Company’s audited financial statements. The Company does not anticipate future cash expenditures as a result of the reduction to the deferred tax asset.

Total assets were $1.1 billion as of December 31, 2017 and 2016. Available for sale securities were $229.3 million as of December 31, 2017, compared to $249.9 million as of December 31, 2016. Total loans were $759.8 million as of December 31, 2017, compared to $723.8 million as of December 31, 2016.

Non-performing assets were $3.8 million or 0.35% of total assets at December 31, 2017, compared to $4.1 million or 0.38% of total assets at December 31, 2016. Non-performing loans include $3.6 million in commercial and residential mortgage loans, $14,000 in acquisition, development and construction (“AD&C”) loans and $112,000 in other loans at December 31, 2017, as compared to $3.7 million in commercial and residential mortgage loans, $21,000 in AD&C loans and $55,000 in other loans at December 31, 2016.

The allowance for loan losses at December 31, 2017 was $6.4 million or 0.84% of total loans, compared to $7.6 million or 1.04% of total loans at December 31, 2016. Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits were $907.0 million at December 31, 2017, compared to $892.9 million at December 31, 2016. Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, increased $22.0 million to $887.4 million at December 31, 2017, as compared to $865.4 million at December 31, 2016. Certificates of deposit in amounts of $250,000 or more totaled $18.8 million at December 31, 2017, as compared to $26.8 million at December 31, 2016.

Securities sold under agreements to repurchase were $37.8 million at December 31, 2017, as compared to $36.4 million at December 31, 2016.

Shareholders’ equity was $116.0 million, or 10.6% of total assets, as of December 31, 2017, compared to $107.4 million, or 9.9% of total assets, as of December 31, 2016. The increase in shareholders’ equity is primarily due to an increase in retained earnings due to net income.

Peoples Bank operates 19 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Iredell and Wake Counties. Peoples Bank also operates loan production offices in Lincoln and Durham Counties. The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission, including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2016.

CONSOLIDATED BALANCE SHEETS
December 31, 2017 and 2016
(Dollars in thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
ASSETS:
Cash and due from banks	$53,186	$53,613
Interest-bearing deposits	4,118	16,481
Cash and cash equivalents	57,304	70,094

Investment securities available for sale	229,321	249,946
Other investments	1,830	2,635
Total securities	231,151	252,581

Mortgage loans held for sale	857	5,709

Loans	759,764	723,811
Less: Allowance for loan losses	(6,366)	(7,550)
Net loans	753,398	716,261

Premises and equipment, net	19,911	16,452
Cash surrender value of life insurance	15,552	14,952
Accrued interest receivable and other assets	13,993	11,942
Total assets	$1,092,166	$1,087,991

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$285,405	$271,851
NOW, MMDA & savings	498,446	477,054
Time, $250,000 or more	18,756	26,771
Other time	104,345	117,242
Total deposits	906,952	892,918

Securities sold under agreements to repurchase	37,757	36,434
FHLB borrowings	-	20,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	10,863	10,592
Total liabilities	976,191	980,563

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,995,256 shares at 12/31/17 and 5,417,800 shares
at 12/31/16	45,102	44,187
Retained earnings	67,280	60,254
Accumulated other comprehensive income	3,593	2,987
Total shareholders' equity	115,975	107,428

Total liabilities and shareholders' equity	$1,092,166	$1,087,991

CONSOLIDATED STATEMENTS OF INCOME
For the three months and years ended December 31, 2017 and 2016
(Dollars in thousands, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME:
Interest and fees on loans	$8,953	$8,267	$34,888	$32,452
Interest on due from banks	81	56	219	123
Interest on investment securities:
U.S. Government sponsored enterprises	609	621	2,404	2,531
State and political subdivisions	1,038	1,105	4,236	4,454
Other	45	57	202	249
Total interest income	10,726	10,106	41,949	39,809

INTEREST EXPENSE:
NOW, MMDA & savings deposits	167	128	598	495
Time deposits	106	133	466	586
FHLB borrowings	58	413	662	1,661
Junior subordinated debentures	158	132	590	485
Other	18	14	61	44
Total interest expense	507	820	2,377	3,271

NET INTEREST INCOME	10,219	9,286	39,572	36,538
PROVISION FOR (REDUCTION OF PROVISION
FOR) LOAN LOSSES	(102)	(98)	(507)	(1,206)
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	10,321	9,384	40,079	37,744

NON-INTEREST INCOME:
Service charges	1,113	1,206	4,453	4,497
Other service charges and fees	146	143	593	890
Gain on sale of securities	-	405	-	729
Mortgage banking income	245	340	1,190	1,428
Insurance and brokerage commissions	193	156	761	632
Miscellaneous	1,480	1,416	5,841	5,800
Total non-interest income	3,177	3,666	12,838	13,976

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,020	5,150	20,058	19,264
Occupancy	1,720	1,522	6,701	6,765
Other	3,429	5,112	11,891	13,953
Total non-interest expense	10,169	11,784	38,650	39,982

EARNINGS BEFORE INCOME TAXES	3,329	1,266	14,267	11,738
INCOME TAXES	1,319	(36)	3,999	2,561

NET EARNINGS	$2,010	$1,302	$10,268	$9,177

PER SHARE AMOUNTS*
Basic net earnings	$0.34	$0.22	$1.71	$1.53
Diluted net earnings	$0.34	$0.22	$1.69	$1.50
Cash dividends	$0.11	$0.09	$0.44	$0.35
Book value	$19.34	$18.03	$19.34	$18.03

*Per share computations have been retroactively restated to reflect a 10% stock dividend during the fourth quarter of 2017.

FINANCIAL HIGHLIGHTS
For the three months and years ended December 31, 2017 and 2016
(Dollars in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$229,323	$248,525	$234,278	$252,725
Loans	746,987	718,884	741,655	703,484
Earning assets	1,003,815	1,014,156	998,821	985,236
Assets	1,106,381	1,112,191	1,098,992	1,076,604
Deposits	904,246	880,955	895,129	856,313
Shareholders' equity	116,026	109,286	116,883	113,196

SELECTED KEY DATA:
Net interest margin (tax equivalent)	4.25%	3.86%	4.18%	3.94%
Return on average assets	0.72%	0.47%	0.93%	0.85%
Return on average shareholders' equity	6.87%	4.74%	8.78%	8.11%
Shareholders' equity to total assets (period end)	10.62%	9.87%	10.62%	9.87%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$6,844	$8,045	$7,550	$9,589
Provision for loan losses	(102)	(98)	(507)	(1,206)
Charge-offs	(501)	(484)	(982)	(1,238)
Recoveries	125	87	305	405
Balance, end of period	$6,366	$7,550	$6,366	$7,550

ASSET QUALITY:
Non-accrual loans			$3,711	$3,825
90 days past due and still accruing			-	-
Other real estate owned			118	283
Total non-performing assets			$3,829	$4,108
Non-performing assets to total assets			0.35%	0.38%
Allowance for loan losses to non-performing assets			166.26%	183.79%
Allowance for loan losses to total loans			0.84%	1.04%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans
	By Risk Grade
	12/31/2017	12/31/2016
Risk Grade 1 (excellent quality)	1.07%	1.32%
Risk Grade 2 (high quality)	26.23%	26.82%
Risk Grade 3 (good quality)	60.62%	55.10%
Risk Grade 4 (management attention)	8.19%	11.99%
Risk Grade 5 (watch)	2.54%	3.07%
Risk Grade 6 (substandard)	1.04%	1.40%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At December 31, 2017, including non-accrual loans, there were three relationships exceeding $1.0 million in the Watch risk grade (which totaled $5.7 million). There were no relationships exceeding $1.0 million in the Substandard risk grade.

(END)